EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports Fourth Quarter and Full-Year 2007

Results and Issues 2008 Guidance

• 2007 full-year net sales record of $530.7 million, up 6.6% versus 2006

• 2007 full-year Logistics net sales record of $293.9 million, up 11.6%versus 2006

• 2007 full-year operating income of $63.1 million, up 89% versus 2006

• $1.81 full-year earnings per diluted share from continuing operations, up123% versus 2006

• Agreement to sell NuVinci TM business

DOWNERS GROVE, Illinois, Tuesday, February 12, 2008 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the fourth quarter and full-year 2007.

Fourth Quarter Results

For the quarter ended December 31, 2007, net sales increased 5.5% to $134.6 million from $127.6 million for the same period in 2006.  Operating income of $14.7 million in the fourth quarter of 2007 was an increase of 4.3% from $14.1 million in the fourth quarter of 2006.  Income from continuing operations of $9.2 million increased slightly from $9.1 million for the fourth quarter of 2006.  The resulting income from continuing operations per diluted share was $0.41 for the fourth quarter of 2007 compared to $0.42 per share for the fourth quarter of 2006.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $80.9 million, up 18.4% from $68.3 million for the fourth quarter of 2006.Logistics segment profit for the quarter increased 26.2% to $13.0 million from $10.3 million in the same quarter of the prior year.  The increases in revenue and segment profit were driven largely by the strength in volumes from a one-time automotive electronics upgrade program, and the launch and ramp-up of new programs captured in 2006 and 2007.

The Drivetrain segment’s net sales of $53.7 million were down 9.4% from $59.3 million for the fourth quarter of 2006.  Segment profit for the quarter was $1.7 million compared to $3.8 million for the fourth quarter of 2006.

These decreases were driven primarily by lower volumes with Honda and Chrysler, special charges, launch costs for new programs won in 2006, and an increase in NuVinci CVP product and market development costs.

Full Year Results

For the full year 2007, net sales increased 6.6% to a record $530.7 million from $498.0 million for the full year 2006.  Income from continuing operations increased 126.0% to $40.0 million for the full year 2007 from $17.7 million for the prior year.  Income from continuing operations per diluted share improved to $1.81 for the full year 2007 compared to $0.81 for the full year 2006.

The Company’s Logistics segment recorded net sales of $293.9 million, up 11.6% from $263.4 million for the full year 2006.  Logistics segment profit increased 84.4% to $45.0 million compared to $24.4 million for the full year 2006.  The 2007 results were driven primarily by exceptional volumes from a one-time automotive electronics upgrade program, exit of a test and repair contract, favorable non-recurring volume with certain other programs, goodwill impairment charges recorded in the third quarter of 2006, cost reductions, and the launch and roll-out of new programs won in 2006 and 2007.

The Company’s Drivetrain segment recorded net sales of $236.8 million, slightly up from $234.6 million for the full year 2006.  Drivetrain segment profit of $18.1 million was an increase of $9.1 million compared to $9.0 million in 2006.  The segment’s results benefited from the impact of a goodwill impairment charge recorded during the third quarter of 2006 and year-over-year strength in Ford and Honda volumes.  Operating improvements in 2007 were generally offset by an increase in spending on NuVinci CVP market and product development costs.

Management Comments

Don Johnson, Chairman, President and CEO said, “2007 was a great year from both a revenue and earnings perspective.  I am particularly pleased that the Company achieved a third straight year of record sales, with revenues of $530.7 million.  Income from continuing operations of $40.0 million increased 126%.Even after considering the 2006 non-cash goodwill impairment charges year-over-year improvement was still approximately 50%.  We achieved most of our 2007 goals and ended the year at $1.81 earnings per diluted share from continuing operations compared to $0.81 for 2006.”

“I’m excited about our new business wins in 2007 as we drive to grow and further diversify the Company’s revenues.  On the Logistics front, we won $96 million of annualized new business revenue once it is fully implemented.  I am also pleased to report that in January 2008 we landed another $44 million in new business annual revenue in our developing market verticals that include hi-tech consumer electronics and broadband and cable.  On the Drivetrain side, during 2007 we landed $9 million in annualized new business once it is fully implemented and ramped up over the next year.”

“Clearly, 2007 was a strong year for ATC.  We successfully launched new programs, improved profitability, landed new business in both segments further diversifying and growing our customer base, extended current customer contracts, and won key customer supplier awards.”

“Additionally, we ended the year with a net cash position of $40 million.  Our strong free cash flow continues to provide us with the flexibility to pursue a mix of potential new business opportunities and make investments for our future consistent with the objectives outlined in our three-year strategic growth plan.”

“During 2007, the Company continued to invest in the development of the NuVinci CVP technology.  However, the anticipated strategic fit with our core business did not materialize and thus NuVinci will no longer be part of the long-term business plan for the Drivetrain segment.  Consequently, we have reached an agreement, subject to certain financing conditions, to sell our NuVinci business assets to Fallbrook Technologies Inc.  We expect to finalize the terms of the sale by the end of the first quarter.  We plan to work to fulfill current customer orders and we are working with Fallbrook to execute a smooth transition for customer support and future orders.”

“There is no doubt that in 2007 our Logistics segment had a significant year as it benefited from one-time volumes from programs where favorable operating leverage temporarily increased our operating margin to 15.3%,above our long-term target of 12-14%.  For 2008, the Logistics segment expects another year of diversification and growth with revenues of $330-$385 million and segment profit of $34-$45 million as we work to finalize the recent new business implementation schedules, ramp up the new business, manage our costs, and drive for additional new business wins.  The $140 million of annualized revenue recently won represents an unprecedented level of new launches in our history, but with the process and management improvements made in 2007, we feel confident in the success of these program launches.  It will take time to replace the one-time margin benefits enjoyed in 2007 as we expect phased program ramp-ups and associated start-up costs over the next six-to-nine months.  We anticipate returning to more normalized margin levels with a customary mix of services and volumes.  We expect to realize the full-year effect of the aforementioned new business revenues and related profit contribution in 2009.”

“Looking at our Drivetrain segment, our 2008 guidance of $221-$237 million in revenues and segment profit of $22-$26 million excludes the impact of the anticipated sale of the NuVinci CVP business, which is expected to be treated as a discontinued operation in 2008.  The broad guidance range for our base Drivetrain remanufacturing business reflects the lack of clear visibility to Honda volumes as our customer finalizes decisions related to allocations between suppliers for their warranty and post-warranty program volumes and as they complete inventory adjustments.”

“We expect that decisions by Honda over the next 60-90 days will provide us with greater certainty to the 2008 product allocations and volumes.  Our overall guidance contemplates lower revenues with Honda in 2008 as compared with our record volumes in 2007.  Additionally, our 2008 guidance reflects the fact that the Ford and GM six-speed transmission programs, which are an important part of our future, are expected to slowly ramp up in 2008 but the associated volumes will not be enough to offset the anticipated declines in Honda volume.  It is important to point out that we have a robust new business pipeline with over $200 million in opportunities that we will continue to pursue aggressively throughout the year.”

“For the balance of our Drivetrain business in 2008, we expect volumes with Ford, Chrysler and Allison to be stable.  While our segment profit will improve without the NuVinci investments in 2008, in large measure it will be determined by the volumes associated with and timing of Honda’s decisions and previously mentioned items.”

“Thus, the Company’s full-year revenue guidance is $550-$625 million with earnings of $1.60-$2.00 per diluted share from continuing operations.  We will continue to focus on cost reductions in both segments to further drive margin improvement and efficiently manage the implementation of programs won.  I remain confident in the Company’s ability to achieve our long-term goals as we have again refreshed our three-year strategic plan. We now expect to move towards a $750 million run-rate by the end of 2010,” Mr. Johnson concluded.

ATC will simultaneously host a conference call (dial-in number is 877-681-3373) and webcast to discuss the operating highlights and financial results for fourth quarter and full-year 2007 and guidance for 2008 on Wednesday, February 13, 2008 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select Webcasts.  Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations, which depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Net sales:
Services	$80,900	$68,296	$293,917	$263,405
Products	53,730	59,299	236,789	234,569
Total net sales	134,630	127,595	530,706	497,974

Cost of sales:
Services	57,308	51,452	211,937	210,055
Products	41,459	47,010	185,733	183,214
Products - exit, disposal, certain severance and other charges	1,249	-	1,962	-
Total cost of sales	100,016	98,462	399,632	393,269

Gross profit	34,614	29,133	131,074	104,705

Selling, general and administrative expense	18,989	14,559	66,131	54,538
Amortization of intangible assets	110	110	435	269
Impairment of goodwill	-	-	-	14,592
Exit, disposal, certain severance and other charges	836	333	1,411	1,938

Operating income	14,679	14,131	63,097	33,368

Interest income	702	95	1,141	605
Other income, net	31	222	116	262
Write-off of debt issuance costs	-	-	-	(1,691)
Interest expense	(150)	(637)	(969)	(4,297)

Income from continuing operations before income taxes	15,262	13,811	63,385	28,247

Income tax expense	6,099	4,670	23,404	10,506

Income from continuing operations	9,163	9,141	39,981	17,741

Loss from discontinued operations,
net of income taxes	(43)	(57)	(374)	(9,718)

Net income	$9,120	$9,084	$39,607	$8,023

Per common share - basic:
Income from continuing operations	$0.42	$0.42	$1.83	$0.82
Loss from discontinued operations	$-	$-	$(0.02)	$(0.45)
Net income	$0.42	$0.42	$1.82	$0.37

Weighted average number of common shares
outstanding	21,918	21,633	21,806	21,714

Per common share - diluted:
Income from continuing operations	$0.41	$0.42	$1.81	$0.81
Loss from discontinued operations	$-	$-	$(0.02)	$(0.44)
Net income	$0.41	$0.42	$1.79	$0.37

Weighted average number of common and
common equivalent shares outstanding	22,294	21,789	22,144	21,927

AFTERMARKET TECHNOLOGY CORP.

Reconciliation of certain financial measures reported in accordance with U.S Generally Accepted Accounting Principles ("GAAP")
to those presented on the basis of methodologies other than in accordance with GAAP ("non-GAAP")

(In millions)

	For the twelve months ended
	December 31,
	2007	2006	% Change
	(Unaudited)

Income from Continuing Operations (GAAP basis)	$40.0	$17.7

Impairment of Goodwill	-	9.9

Adjusted Income from Continuing Operations (non-GAAP basis)	$40.0	$27.6	45%

Explanation of non-GAAP Financial Measures

The Company reports its financial results of operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company also provides non-GAAP financial information to complement its consolidated financial statements presented in accordance with GAAP. This press release includes such non-GAAP financial measures.  A "non-GAAP financial measure" is defined as a numerical measure of the Company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company's financial statements.

Following is a description of the various non-GAAP financial measures used by the Company:

Adjusted Income from Continuing Operations: Represents income from continuing operations (GAAP basis) adjusted to exclude the impact of goodwill impairment charges.

The Company believes these non-GAAP financial measures provide management, investors, equity analysts and rating agencies with useful information by which to measure our performance. In addition, many of the Company's internal performance measures are based on these non-GAAP financial measures.

The Company’s non-GAAP financial measures may vary from similarly titled measures of other companies because of differences in the way the measures are calculated and therefore should not be used to compare the Company’s performance to that of other companies.

Whenever the Company presents non-GAAP financial measures, a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP is made available. The non-GAAP financial measures used by the Company are not intended to supercede or replace the Company’s GAAP results or expectations.